EXHIBIT 11

Statement Re:  Computation of Per Share Earnings
                                                      Year ended December 31,
                                             1997          1996          1995

Net income                             $  6,003,000  $  3,608,000  $  2,472,000
                                       ============  ============  ============
BASIC

Average shares outstanding                1,617,828     1,616,717     1,590,535
                                       ============  ============  ============
Basic earnings per share               $       3.71  $       2.23  $       1.55
                                       ============  ============  ============


DILUTED

Average shares outstanding                1,617,828     1,616,717     1,590,535

Net effect of the assumed exercise of
  stock options and warrants - based on
  the treasury stock method using average
  market price                               44,194        49,448        56,200
                                       ------------   -----------  ------------
           Total                          1,662,022     1,666,165     1,646,735
                                       ============   ===========  ============


Diluted earnings per share             $       3.61  $       2.17  $       1.50
                                       ============  ============  ============